Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q2 2018 Earnings Conference Call

Executives

James Nelson – President & CEO

Chris Masterson – CFO

Louisa Quarto – Executive Vice President

Analysts

Operator

Good morning and welcome to the Global Net Lease Second Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa

Thank you, operator. Good morning everyone and thank you for joining us for GNL’s Second quarter 2018 Earnings Call. This call is being webcast in the Investor Relations section of GNL’s website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are James Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The discussion today will include certain statements and assumptions which are not historical facts. They are forward-looking in nature and are being made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain assumptions and numerous risk factors that could cause GNL’s actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Also during the call, we will use the term “Investment Grade Rating” which includes both actual investment grade ratings of the tenant, and implied investment grade ratings. Implied Investment Grade can include ratings of the lease guarantor or the tenant parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease). Implied Investment Grade ratings can also include ratings determined using a proprietary Moody’s analytical tool, which compares the risk metrics of the non-rated company to those of a company with an actual rating. The ratings information is as of June 30, 2018.

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Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as expressly required by law. Also during today’s call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company’s financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release.

I will now turn the call over to our CEO, Jim Nelson.

James Nelson

Thank you Louisa, and thanks again to everyone for joining us on today’s call. I will start by providing a brief recap of our results and some color on acquisitions, and then Chris will go into more detail regarding our quarterly financial performance.

I’m happy to report that our second quarter results, much like our first quarter, demonstrated the steady performance of our existing portfolio and solid execution of our acquisition strategy.

Our second quarter revenue was $71 million which reflects an increase of $6 million or 9.2% over the same quarter last year. Our core FFO attributable to common stockholders increased to $41 million and our AFFO decreased slightly on a year over year basis however it is up $500 thousand when compared to first quarter 2018. The increase in revenue is attributable to both contractual rent bumps from existing tenants and GNL’s ongoing acquisition activity. Through the first 6 months of the year GNL acquired $161.1 million of the $307.3 million previously announced 2018 acquisition pipeline. In their first year within the portfolio, these 13 closed assets will contribute $12.6 million in additional rental revenue.

Since the end of the second quarter, we closed on an additional $21.4 million of the $307.3 million I just mentioned and we are under contract to acquire one property for $54 million which is slated to close in the next few weeks and an $11 million distribution facility scheduled to close during the third quarter. Neither of these properties were part of our previously disclosed pipeline. When added to the pipeline this brings us to nearly $372 million in total acquisitions closed during 2018 or set to close by year end.

GNL’s investment grade or implied investment grade tenants remained strong at 79% of the portfolio, and our occupancy remained 99.5% at the close of the second quarter. As anticipated, we moved GNL’s geographic property mix, based on annualized straight-line rent, slightly more towards the U.S. to roughly 51% U.S. and 49% Europe, while our property mix was at 56% office, 35% industrial and distribution and 9% retail.

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Let me take a moment to share some details on the properties we acquired in the second quarter.

GNL closed on seven properties during the quarter for $97.6 million. The properties represent over 1.6 million square feet and are located within the central United States. They have a weighted-average going-in capitalization rate of 7.59%, equating to a weighted-average GAAP capitalization rate of 8.05%, and a weighted-average remaining lease term of 10 years.

The first property is a cross-dock distribution facility located in Blackfoot, Idaho, leased to FedEx Freight, a leading provider of less-than-truckload freight services throughout the U.S., Canada, Mexico, Puerto Rico and the U.S. Virgin Islands. The tenant’s parent company and guarantor is FedEx Corporation which has an investment grade credit rating of “Baa2” and “BBB” from Moody’s and S&P. The property aids the tenant in fulfilling its “Last-Mile” distribution strategy. The building was purchased at a price equating to an average GAAP capitalization rate of 6.76% with a remaining lease term of 14 years.

Next is a portfolio of five net lease industrial properties leased to a leading steel service supplier which serves clients throughout the Midwestern U.S. and Canada. These five industrial assets total nearly 1.4 million square feet and are located in Michigan, Ohio, and Indiana. The tenant has an implied investment grade credit rating of “Baa3” on Moody’s Analytics. The buildings were purchased at a price equating to a weighted-average GAAP capitalization rate of 8.19% with a remaining lease term of 10 years.

The additional property we closed during the quarter is a build-to-suit industrial distribution facility leased to Pioneer Hi-Bred International, Inc. which does business as DuPont Pioneer. The facility is located in close proximity to the tenant’s production plants and key customers. The company is a leading developer and supplier of advanced plant genetics, agronomic support, and services to farmers. The building was purchased at a price equating to an average GAAP capitalization rate of 7.27% and a remaining lease term of 10.5 years.

Subsequent to quarter end, on July 27th, we closed on a 669,000 square foot distribution facility leased to Rubbermaid Incorporated and guaranteed by Newell Rubbermaid, Inc., which is rated “BBB-” by S&P and “Baa3” by Moody’s. The building was purchased at a price equating to an average GAAP cap rate of 7.43% with a remaining lease term of 10 years. The tenant, Rubbermaid, was founded in 1968, and is a manufacturer of innovative, solution-based products for commercial and institutional markets worldwide. The parent company and guarantor, Newell Brands, has over 200 brands across 16 global divisions with products in nearly 200 countries and has over 45,000 employees worldwide.

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Next, I will discuss two acquisitions which are scheduled to close during the third quarter and were not part of the previously announced $307.3 million pipeline.

First is a brand new office building located outside of Dallas which is net leased under a 12-year term with an average GAAP Cap rate of 7.36% to NetScout, a provider of application and network performance management. The contract purchase price is $54 million. The transaction is expected to close later this month.

The second is a FedEx distribution facility located in Greenville, North Carolina for $11.0 million which is leased for 15 years with an average GAAP Cap rate of 6.74%. The acquisition is expected to close by the end of the third quarter.

Each of the acquisitions made during the first half of 2018, along with the three additional deals, are excellent examples of GNL’s strategy to acquire net lease properties which serve a vital function to a creditworthy tenant, to structure accretive transactions at attractive cap rates and to extend our overall weighted average remaining lease term. We believe that our demonstrated ability to underwrite transactions with an eye toward long-term value is what continues to set GNL apart in the net lease sector.

A quick comment on our view toward dispositions. While we do not have any properties that were classified as assets held for sale, we are opportunistic sellers. During the second quarter, we sold one property for $20 million. We closely monitor our asset base, local market conditions and near term lease expirations to identify and capitalize on similar selling opportunities.

Before I turn the call over to Chris, I would like to give a brief update on the 18 portfolio assets located in Puerto Rico. Occasionally, over the past year, we’ve received inquiries as to the condition of these assets after hurricane Maria. We are pleased to report a third party performed site visits and inspected each asset and all of the properties are open for business and in good working condition. Please note, these 18 assets account for only 65,000 of our 25 million square foot portfolio and rent has remained current at all times.

With that, I’ll turn the call over to Chris to walk us through operating results in more detail and then I will follow up with some closing remarks. Chris?

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Chris Masterson

Thanks, Jim. As you mentioned earlier, we reported second quarter 2018 rental revenue of $71 million, up 9.2% from the Q2 2017 period, and we reported adjusted funds from operations of $36 million, which is a slight decrease from the second quarter 2017. Rental revenues increased primarily due to acquisitions and in place rent bumps. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

On our balance sheet, we ended the second quarter with net debt, which is debt less cash and cash equivalents, of $1.6 billion at a weighted average interest rate of 3.1%. Our weighted average maturity has extended significantly on a year over year basis from 1.3 years at the end of the second quarter 2017 to 3.3 years at the close of the second quarter 2018. The components of our debt include $459 million on the multi-currency revolving credit facility, $225 million on our term loan and $976 million of outstanding gross mortgage debt. At quarters end, our debt consisted of approximately 76% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. Our net debt to annualized adjusted EBITDA is 7.4x times with a strong interest coverage ratio of 4.2x times. As of June 30th, liquidity was approximately $107.5 million, which comprises $93.3 million of cash on hand and $14.2 million of availability under the credit facility.

The company’s net debt to enterprise value was 51% with an enterprise value of $3.1 billion based on the June 30, 2018 closing share price of $20.43 for common shares and $25.63 for Series A preferred shares.

Subsequent to the close of the second quarter, as part of its ongoing growth initiatives, GNL closed an upsizing of its unsecured credit facility of $132million for the multi-currency revolving credit facility portion and €51.8 million for the senior unsecured term loan facility portion. We used all the proceeds from the borrowings under the term loan to pay down amounts outstanding under the revolving credit facility.

Let me now discuss the European side of our capital structure. We currently have 62 individual mortgage loans for a total of $667 million outstanding across the UK and Europe and we expect to refinance these loans over the next year. Similar to what we have done with our US debt, our objective is to extend maturities as we continue to simplify and optimize our capital structure.

As a quick update to our hedging program, we have continued to use our hedging strategy as a way to offset movements in interest rates and local currencies for our European portfolio. Recently, we placed new forward contracts to hedge our future exposure to the Euro and British Pound. The Euro contracts hedge an additional 4.0 million Euros of cash flows through the third quarter of 2021. The British Pound contracts also hedge an additional 6.5 million Pounds of cash flows through the third quarter of 2021. These hedges are consistent with our disciplined strategy of layering hedges against the two currencies over upcoming quarters to manage our exposure to both currencies. With that, I’ll turn the call back to Jim for some closing remarks.

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James Nelson

Thanks, Chris. Given that next week marks my first full year as CEO, I’d like to pause to reflect on what we have achieved over that time; - I am truly pleased with the initiatives we have pursued, the team’s efforts to deliver strong results and the momentum we have on the acquisitions front to identify, negotiate and close transactions which are consistent with our investment strategy and are accretive additions to our growing portfolio. Over the past year, we have $372 million in acquisitions already closed or set to close before year end, including $65 million on top of the $307.3 million previously announced.

With 264 properties in the U.S. and 69 in the U.K. and Western Europe representing 51% and 49% of rental revenue, respectively, this balance, our investment strategy and our advisor’s experience abroad give us a unique advantage; we are well positioned to identify, assess and capitalize on opportunities across a wider set of markets as compared to most of our peers.

From a portfolio diversification standpoint, upon the closing of the second quarter, our industrial and distribution properties make up 35% of our portfolio, up from 33% at the end of 2017.

We continue to demonstrate a proven ability to source investment opportunities by leveraging direct relationships with landlords and developers to identify off market transactions. We believe this allows the company to achieve better than market cap rates and more favorable terms than are generally available generating improved results for the company and its shareholders.

We will remain proactive and disciplined in our acquisition strategy to identify compelling opportunities to acquire net lease assets, with a continued near-term focus on U.S. industrial and distribution facilities, in order to continue to drive shareholder value. We will also selectively add to our international footprint.

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So, to summarize, we are happy with:

•	the market opportunities,

•	our growing portfolio,

•	our strong real estate network from which we source opportunities, and,

•	our continued ability to execute and deliver steady results.

I look forward to continuing to lead the GNL effort to enhance long-term value for our stockholders.

With that Operator we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].

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